Exhibit 99.1

Q1 2014 Selected Operating and Financial Results

Driving strong rebased OCF growth through solid operational momentum in cable and mobile

London, England - May 7, 2014. Virgin Media Inc. (“Virgin Media” or the “Company”), the leading cable operator in the United Kingdom (“U.K.”), today provides selected, preliminary unaudited operating and financial information for the three months ended March 31, 2014 (“Q1”) as compared to the results for the same period last year unless otherwise noted:1

Operating performance:*

•	Organic customer[2] growth nearly doubled year-over-year to 15,200 in Q1 2014

◦	The total gain was 21,200, including 6,000 customers from the Smallworld acquisition[3]

•	Investment in our network and products underpins pricing and growth momentum

◦	Organic RGU[4] additions grew 42% year-over-year to 34,900

▪	Total RGU additions increased to 49,600, including 14,700 RGUs from Smallworld

◦	Average revenue per customer relationship up 3% to £49.26

•	New quad-play bundles launched in May combining unprecedented flexibility and value

◦	Incorporates superfast broadband, TiVo and SIM-only mobile tariffs

Financial performance:*

•	Revenue of £1,044 million reflecting rebased[5] growth of 1%

◦	Includes rebased growth of 4% for subscription revenue

•	OCF[6] of £445 million representing rebased growth of 6%

◦	Driven by expense savings and synergy benefits, and strong growth in cable and mobile

◦	OCF margin improved to 43% from 40% in Q1 2013

•	Operating income of £19 million, impacted by higher depreciation and amortization expense resulting from acquisition accounting

•	Property and equipment additions[7] of £208 million or 20% of revenue

•	Opportunistically accessed the capital markets in March and April, reducing our interest rates and extending our maturity profile

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Virgin Media is a wholly owned subsidiary of Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK).
A copy of this investor release is available on the websites of Virgin Media (www.virginmedia.com) and Liberty Global (www.libertyglobal.com). In addition, Virgin Media’s unaudited condensed consolidated financial statements and accompanying notes for the three months ended March 31, 2014 are expected to be available on the Virgin Media and Liberty Global websites by the end of May 2014.
* For definitions and reconciliations of certain financial and subscriber metrics, please see pages 9 -12.

Virgin Media Operating Statistics Summary*

	As of and for the period ended March 31,
	2014	2013
CABLE

Footprint
Homes Passed[8]	12,572,000	12,477,000
Two-way Homes Passed[9]	12,572,000	12,477,000

Subscribers (RGUs)
Television[10]	3,748,600	3,782,100
Internet[11]	4,415,800	4,309,600
Telephony[12]	4,146,900	4,179,600
Total RGUs	12,311,300	12,271,300

Q1 RGU net additions (losses)
Television	(4,700)	(13,400)
Internet	34,800	37,400
Telephony	4,800	500
Total RGU net organic additions	34,900	24,500
Smallworld acquisition additions	14,700	—
Total RGU net additions	49,600	24,500

Customer Relationships
Customer Relationships	4,929,700	4,902,900

Customer Relationship net organic additions	15,200	8,600
Smallworld acquisition additions	6,000	—
Total Customer Relationship net additions	21,200	8,600

Q1 Average Monthly Revenue per Customer Relationship[13]	£49.26	£47.77
RGUs per Customer Relationship	2.50	2.50

Customer Bundling
Single-Play	16.1%	14.8%
Double-Play	18.1%	20.1%
Triple-Play	65.8%	65.1%
Quad-Play[14]	16.2%	15.9%

MOBILE

Mobile Subscribers
Postpaid[15]	1,957,700	1,744,000
Prepaid[16]	1,040,800	1,252,800
Total	2,998,500	2,996,800

Q1 Postpaid net additions	78,600	35,100
Q1 Prepaid net losses	(70,300)	(75,800)
Total Mobile net additions (losses)	8,300	(40,700)

Q1 Average Monthly Revenue per Mobile Subscriber[17]
Excluding interconnect revenue	£12.70	£12.00
Including interconnect revenue	£14.93	£14.64
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* For footnote disclosure, please refer to pages 9-12. Statistics and figures are generally calculated in accordance with Liberty Global policies for all periods presented.

Operational Performance

Cable

Virgin Media had a successful first quarter in which we added nearly double the number of customers on an organic basis and delivered a 42% organic increase in product subscriptions (“RGUs”) as compared to a year ago. We added 21,200 customer relationships in Q1 (15,200 organically and 6,000 from Smallworld), as compared to an 8,600 net gain in Q1 2013. Similarly, we increased our RGU base by 49,600, of which 34,900 represented organic growth and the balance came from Smallworld. This improvement was driven by further product enhancements in 2013, supported by successful marketing programs such as our “Bolt Family” TV advertising campaign and short term promotional offers. Customer satisfaction, as measured internally, is currently at record levels. Churn changed marginally from 13.7% in Q1 2013 to 13.9% in Q1 2014 on an annualized basis.18 Average Monthly Revenue per Customer Relationship, which reflects approximately six weeks of higher revenue from the February 2014 price rise, improved by 3% or £1.49 to £49.26, but was partially offset by continued declines in home phone usage.

Our internet subscribers increased organically by 34,800 in the quarter. Now 3.4 million, or 77%, of our 4.4 million internet customers take superfast broadband services of 30 Mbps or faster, an increase of 189,700. A third take speeds of 60 Mbps or above, up from 27% a year ago. Peak internet use across our network is now more than 60% higher than a year ago as customers do more online and connect more devices. A representative sample of our superfast broadband customers indicates approximately twice as many households are connecting five or more devices to their home broadband than a year ago. In April, Ofcom published its latest Broadband Speeds Report, confirming our customers receive the fastest broadband throughout the day including at peak times. This is the ninth report by the industry regulator since May 2009, and Virgin Media has been the fastest provider in all of them. Our average speeds will become even faster because of our recently launched program to deliver more power to our existing customers. This program began at the end of February, and will boost our top speed to 152 Mbps, which is twice as fast as our major competitors. As part of this program, for no additional charge, our 30 Mbps customers will be able to boost to 50 Mbps, 60 Mbps customers will be able to boost to 100 Mbps, and 120 Mbps customers will be able to boost to 152 Mbps.

The enhancements in our television offering have contributed to an improvement in the level of both acquisitions and disconnections year-over-year. The continued decline in our free TV base has meant our overall television base declined organically by 4,700 in the quarter. However, this represents a significant improvement, as compared to our organic decline of 13,400 a year ago. The organic growth in our paying TV base was 15,000 in Q1 and we have seen a sequential improvement in TiVo net adds of 155,200 as compared with 136,900 in Q4 2013. The TiVo service is now in 2.1 million homes or 56% of our television subscriber base. Customer satisfaction in TiVo households remains higher than in homes with a non-TiVo digital video recorder. Its superior search and recommendations functionality and access to over-the-top content enables the discovery of relevant content and is driving increased viewing.

We also added 4,800 organic telephony subscribers in the quarter, which was a marked improvement from the previous three quarters. Our telephony RGU growth was helped by our renewed advertising and promotional focus on triple-play bundles, which resulted in our triple-play penetration growing to 66%.

In May, we launched a revised range of product bundles. For example, the “Big Kahuna” package includes our top broadband speed of 152 Mbps, our top television service, TiVo with XL TV which includes BT Sport, along with inclusive local and national weekend calls for £45 per month plus line rental. Our customers are also able to add exclusive SIM-only mobile tariffs starting from £5 per month. The new bundles provide flexibility and value with each product tailored to suit the needs of individual customers. The new bundles are currently available for existing customers and will be available for new customers from the end of May.

Mobile

An improvement in the range of handsets offered, such as the addition of the Apple iPhone, combined with the success of our SIM-only product, has resulted in the highest ever level of postpaid acquisitions and is a key driver of an increase in subscription revenue growth in mobile. Postpaid mobile subscribers increased by 78,600 and now represent 65% of our mobile subscribers, up from 58% a year ago. Overall mobile subscribers grew by 8,300 with growth in postpaid exceeding the ongoing decline in prepaid mobile subscribers. We remain focused on acquiring higher-value postpaid mobile subscriptions, particularly amongst cable customers, as we believe churn is meaningfully lower for households that take all four products from us.

Business

Revenue performance has improved sequentially for the second consecutive quarter as we continue to reshape Virgin Media Business under new leadership. We have announced a significant contract win with TRUSTnet to provide data connectivity to schools across the U.K., which will run until 2028. In addition, we continue to add partners to the Yorkshire and Humberside Public Services Network with East Riding of Yorkshire Council signing a five-year contract with Virgin Media Business for a resilient and secure I.T. network. We have also extended an agreement with network provider LN Communications with the potential to bring high-speed connectivity to five million people in Yorkshire across eight sites by the end of April 2015. As there is a time lag between winning and installing a business customer, we expect these and other wins to support rebased revenue growth during the second half of 2014.

Financial Summary

The following tables reflect preliminary unaudited selected financial results for the three months ended March 31, 2014 (“Successor Period”) and the three months ended March 31, 2013 (“Predecessor Period”). For additional information regarding the Successor and Predecessor Periods, see note 1 on page 9.

	Three months ended March 31,		Increase (decrease)		Increase(decrease)
	2014	2013	£	%	Rebased %
	in millions, except % amounts

Revenue:
Subscription revenue:
Television	£241.3	£240.1	£1.2	0.5	0.4
Internet	241.2	213.7	27.5	12.9	12.8
Telephony	244.5	248.2	(3.7)	(1.5)	(1.6)
Cable subscription revenue	727.0	702.0	25.0	3.6	3.5
Mobile	114.1	108.6	5.5	5.1	5.1
Total subscription revenue	841.1	810.6	30.5	3.8	3.7
Business	151.8	163.4	(11.6)	(7.1)	(1.2)
Other	50.9	68.5	(17.6)	(25.7)	(25.7)
Total revenue	£1,043.8	£1,042.5	£1.3	0.1	1.0

OCF	£444.8	£416.9	£27.9	6.7	5.8
Property & equipment additions	£208.0	£220.6	£(12.6)	(5.7)

% of revenue
OCF	42.6%	40.0%
Property and equipment additions	19.9%	21.2%

Financial Results

Our Q1 revenue grew 1% on a rebased basis to £1,044 million. The principal growth driver was cable subscription revenue, which accounts for 70% of our total revenue. Cable subscription revenue grew 4% on a rebased basis due in part to a cable price increase in February 2014 and continued RGU growth, which more than offset a decline in telephony revenue due to lower chargeable usage.

Mobile subscription revenue, which represents 11% of total revenue, was up 5% compared to Q1 2013. This strong performance reflects the improvement in mobile customer mix resulting from an increase in our postpaid subscriber base, as well as a price increase in July 2013. These factors were offset in part by a decline in the prepaid customer base, lower chargeable usage and a shift to lower priced SIM-only bundles. In addition, mobile revenue growth was negatively impacted by a non-recurring increase to revenue of £4 million in Q1 2013.

Reported business revenue declined 7% in Q1 2014 largely due to the deferral of £13 million of installation revenue following a change in accounting policy.5 Adjusting Q1 2013 for this policy change, revenue was down 1% on a rebased basis. This slight decrease was the result of a continued decline in voice revenue, including the impact of a reduction in regulated outbound termination rates, partially offset by growth in data revenue. Sequentially to Q4 2013, business revenue increased 3%, helped in part by an increase in sales of business network solutions equipment and continued growth in data revenue.

Other revenue, which represents 5% of total revenue, decreased 26%. The main contributors were lower interconnect revenue due to regulatory reductions to mobile termination rates in April 2013, a reduction in fixed outbound termination rates in February 2014, reductions in non-cable (DSL reseller) service revenue, lower mobile handset sales, and a reduction in cable installation revenue.

OCF increased 7% or £28 million to £445 million in Q1 2014 as compared with the prior year period. Adjusting for the policy changes, acquisition accounting impacts and the Smallworld acquisition, our rebased OCF growth was 6%. Cost savings and synergies arising from the integration of Virgin Media into Liberty Global were important drivers of this strong OCF growth. These savings include a reduction in headcount, scale benefits through joint procurement initiatives and other process efficiencies. In addition, our OCF performance also benefited from increased total subscription revenue, lower mobile handset costs, lower marketing spend and lower interconnect costs due to a reduction in regulated fixed and mobile termination rates, all of which were partially offset by higher programming costs.

In March 2014, the U.K. government announced a change in legislation with respect to the charging of VAT in connection with prompt payment discounts. The change took effect on May 1, 2014. We currently believe this legislative change will result in a reduction in revenue, OCF and operating income of approximately £28 million to £30 million from the effective date through the end of 2014, and will affect the phasing of our growth over the next three quarters. However, we remain confident in our ability to deliver mid-single digit rebased OCF growth, particularly in light of our strong OCF performance in Q1.

Operating income of £19 million has decreased due in large part to a £160 million increase in depreciation and amortization expense as a direct result of the Liberty Global Transaction.1

Property and equipment additions improved by 6% year-over-year due primarily to lower television installations and more effective management of customer premises equipment.*

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* For additional information on how our property and equipment additions reconcile to our capital expenditures as reported in our condensed consolidated cash flow statements, please see page 9.

Capital Resources

The following table details the sterling equivalent of the carrying value of our consolidated third-party financial debt as of March 31, 2014 and December 31, 2013:

	March 31,	December 31,
	2014	2013
	in millions
Senior Credit Facility
Term Loan A (LIBOR + 325 bps)	£375.0	£375.0
Term Loan B (LIBOR + 275 bps)	1,644.2	1,655.3
Term Loan C (LIBOR + 375 bps)	597.3	597.2
Revolving Credit Facility	—	—
Total Senior Credit Facility	2,616.5	2,627.5

Senior Secured Notes
7.00% GBP Senior Secured Notes due 2018	912.3	914.8
6.50% USD Senior Secured Notes due 2018	623.4	629.3
6.00% GBP Senior Secured Notes due 2021	1,100.0	1,100.0
5.375% USD Senior Secured Notes due 2021	599.5	603.6
5.50% GBP Senior Secured Notes due 2021	637.9	638.2
5.25% USD Senior Secured Notes due 2021	276.7	279.0
5.50% USD Senior Secured Notes due 2025	254.8	—
5.50% GBP Senior Secured Notes due 2025	430.0	—
6.25% GBP Senior Secured Notes due 2029	225.0	—
Total Senior Secured Notes	5,059.6	4,164.9

Senior Notes
8.875% GBP Senior Notes due 2019	276.4	277.5
8.375% USD Senior Notes due 2019	332.6	336.3
7.00% GBP Senior Notes due 2023	250.0	250.0
6.375% USD Senior Notes due 2023	317.7	319.9
5.25% USD Senior Notes due 2022	57.5	57.9
4.875% USD Senior Notes due 2022	71.7	72.3
5.125% GBP Senior Notes due 2022	44.5	44.5
Total Senior Notes	1,350.4	1,358.4

6.50% USD Convertible Senior Notes due 2016	34.4	34.7
Capital Leases / Other	215.9	225.5
Vendor Financing	11.5	37.8
Total Debt (including current portion)	9,288.3	8,448.8

Cash and cash equivalents	(1,014.9)	(343.0)
Net debt[19]	£8,273.4	£8,105.8

Exchange rate	$1.6681	$1.6567

Our March 31, 2014 cash balance of £1,015 million includes £70 million that we hold at the parent level, whilst the remaining £945 million is held at the bank group level.

At March 31, 2014, both our total debt and cash balances increased as compared to our respective positions at December 31, 2013, primarily as a result of the refinancing activity that we undertook in March. During the month, we raised three tranches of senior secured notes: (i) $425 million (£255 million) of 5.5% senior secured notes due 2025; (ii) £430 million of 5.5% senior secured notes due 2025; and (iii) £225 million of 6.25% senior secured notes due 2029. In April, the aggregate net proceeds of these notes were used to redeem the entirety of our 7% Senior Secured Notes due 2018, including the related redemption premium.

As of quarter-end, we had maximum undrawn commitments of £660 million under the revolving credit facility of our Senior Credit Facility. If we assume no changes from March 31, 2014 borrowing levels, then on the date the March 31, 2014 compliance reporting requirements are completed, we anticipate that none of the unused borrowing capacity would be available. However, upon completion of the April 2014 redemption of the 2018 Sterling Senior Secured Notes, we anticipate that £656 million of unused borrowing capacity under the revolving credit facility would be available.

The Senior Credit Facility requires the Virgin Media borrower group to maintain a Senior Net Debt Leverage ratio of no more than 4.25x and a Total Net Debt Leverage ratio of no more than 5.50x. Based on the results for the quarters ended March 31, 2014 and December 31, 2013 and subject to the completion of our first quarter bank reporting requirements, our Senior Net Debt Leverage ratio was 3.87x and our Total Net Debt Leverage ratio was 4.59x.20

Subsequent to March 31, 2014, we also entered into (i) a new 8-year £100 million Term Loan D with an interest rate of LIBOR + 325 bps; and (ii) a new 9-year £849 million Term Loan E with an interest rate of LIBOR + 350 bps. In connection with these transactions, certain lenders under our existing Term Loan C effectively rolled £500 million of their drawn commitments under Term Loan C to Term Loan D and Term Loan E. In addition, we also raised an incremental £175 million principal amount of our 6.25% Senior Secured Notes due 2029. The aggregate proceeds from these transactions together with our own cash will be used to partially redeem Term Loan C and fully redeem the $1 billion principal amount of our 6.5% Senior Secured Notes due 2018 (including related call premiums and transaction costs) on May 22, 2014. After application of these proceeds and taking into account the aforementioned redemption of our 7% Senior Secured Notes, we would expect our average maturity to increase from approximately 7 years to 8 years and our overall cost of borrowing to decline from 6.0% to 5.7%.21 Utilizing derivative instruments, substantially all of our debt has been matched to our underlying currency and the interest rates have been fixed.

About Virgin Media
Virgin Media is the first provider of all four broadband, TV, mobile phone and home phone services in the U.K. The company’s cable network - the result of multi-billion pound private investment - delivers ultrafast broadband to over half of all U.K. homes, with speeds of up to 152 Mbps, as well as market leading connectivity to thousands of public and private sector organisations across the country.

Virgin Media has developed the U.K.’s most advanced interactive television service, and was the first to offer HD TV and access to connected services through the set-top box to millions of British households. It also launched the world’s first virtual mobile network and is one of the largest fixed-line home phone providers in the country. For more information, go to www.virginmedia.com.

About Liberty Global
Liberty Global is the largest international cable company with operations in 14 countries. Liberty Global connects people to the digital world and enables them to discover and experience its endless possibilities. Liberty Global’s market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 25 million customers subscribing to 49 million television, broadband internet and telephony services at March 31, 2014.

Liberty Global’s consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Liberty Global’s operations also include Liberty Global Business Services, its commercial division and Liberty Global Ventures, its investment fund. For more information, please visit www.libertyglobal.com.

Disclaimer
This investor release contains forward-looking statements including our expectations with respect to our strategy and future growth prospects, including with regard to business revenue (and the impact of certain contracts on business revenue), our rebased OCF growth, our expectations for subscribers, churn rate and average revenue per customer; our assessment of the strength of our balance sheet, our liquidity and access to capital markets, including our borrowing availability; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including our superfast broadband offering and our TiVo set-top box and mobile offerings; our insight and expectations regarding competitive, regulatory, legislative changes and economic factors in the U.K., in particular on our revenue, OCF and operating income and with respect to our business division and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to maintain certain accreditations, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control property and equipment additions as measured by a percentage of revenue, the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the ability of vendors and suppliers to timely deliver quality products, as well as other factors detailed from time to time in our most recent quarterly and annual reports and Liberty Global’s filings with the Securities and Exchange Commission including their most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact Details

Investor Relations - Virgin Media		Corporate Communications - Virgin Media
Vani Bassi	+44 125 675 2347	Gareth Mead	+44 333 000 2584

Investor Relations - Liberty Global
Christopher Noyes	+1 303 220 6693
Oskar Nooij	+1 303 220 4218

OCF Reconciliation

	Three months ended March 31,
	2014	2013
	in millions
OCF	£444.8	£416.9
Share-based compensation expense	(11.7)	(10.5)
Depreciation and amortization	(408.9)	(249.3)
Impairment, restructuring and other operating items, net	(5.5)	(7.2)
Operating income	£18.7	£149.9

Property and Equipment Additions

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended March 31,
	2014	2013
	in millions

Customer premises equipment	£80.7	£88.3
Scalable infrastructure	41.2	44.5
Line extensions	23.7	24.7
Upgrade/rebuild	23.6	23.5
Support capital	38.8	39.6
Property and equipment additions	208.0	220.6
Assets acquired under capital leases	(14.5)	(29.8)
Assets acquired under capital-related vendor financing arrangements	(11.5)	—
Changes in liabilities related to capital expenditures	(16.4)	(17.1)
Total capital expenditures	£165.6	£173.7

% of Revenue:
Property and equipment additions	19.9%	21.2%
Capital expenditures	15.9%	16.7%

Notes
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(1)
Virgin Media became a wholly-owned subsidiary of Liberty Global as a result of a series of mergers that were completed on June 7, 2013 (the “Liberty Global Transaction”), pursuant to which Liberty Global became the publicly-held parent company of the successors by merger of the predecessor to Virgin Media (“Old Virgin Media”) and Liberty Global, Inc. (the predecessor to Liberty Global).

As a result of Liberty Global’s push-down of its investment basis in Virgin Media arising from the Liberty Global Transaction, a new basis of accounting was created on June 7, 2013. In this release, the results of operations and cash flows of Old Virgin Media for the periods ended on or prior to June 7, 2013 and the financial position of Old Virgin Media as of balance sheet dates prior to June 7, 2013 are referred to herein as “Predecessor” consolidated financial information and the results of operations and cash flows of Virgin Media for periods beginning on June 8, 2013 and the financial position of Virgin Media as of June 7, 2013 and subsequent balance sheet dates are referred to herein as “Successor” consolidated financial information.

(2)
Customer Relationships are the number of residential customers who receive at least one of our television, internet or telephony services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile and non-cable customers from Customer Relationships.

(3)
We acquired Smallworld Fibre Limited (“Smallworld”) during Q1 2014. At the date of acquisition, Smallworld’s network passed approximately 44,900 two-way homes in western Scotland and the northwest of England. Smallworld accounted for 6,000 customer relationships and 14,700 RGUs (comprising 3,700 television, 5,300 internet and 5,700 telephony RGUs). We plan to connect their similar network to our network, which will enable us to offer broadband speeds of up to 152 Mbps and TiVo to residents in these areas for the first time.

(4)
Revenue Generating Unit (“RGU”) is separately a residential Television Subscriber, Internet Subscriber or Telephony Subscriber. A home or residential multiple dwelling unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Television, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled television, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Some of these subscribers may choose to disconnect after their promotional period. Our March 31, 2014 RGU counts exclude 1,957,700 postpaid mobile subscribers and 1,040,800 prepaid mobile subscribers that are reported separately. Our mobile subscriber count represents the number of subscriber identification module (“SIM”) cards in service. Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

(5)
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and OCF for the Predecessor Period to reflect the impacts of the push down of acquisition accounting in connection with the Liberty Global Transaction, the alignment to Liberty Global’s accounting policies and a small acquisition which occurred in Q1 2014. The acquisition accounting rebase adjustment relates to the amortization of a liability arising from the adjustment of a capacity supply contract to its estimated fair value as a result of acquisition accounting. The most significant of the policy alignment adjustments relates to the deferral of certain business contract installation revenue, which had been recognized upon completion of the installations in the Predecessor Period. Under Liberty Global’s accounting policy, £10.2 million of installation revenue recognized during the Predecessor Period in Q1 2013 would have been deferred.

We have not adjusted the Predecessor Period to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented in the Successor Period. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth rates are not necessarily indicative of the rebased revenue and OCF that would have occurred if the Liberty Global Transaction had occurred on the date assumed for purposes of calculating our rebased amounts, or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

(6)
OCF is the primary measure used by our management to evaluate the company’s performance. OCF is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is revenue less operating and selling, general and administrative expenses (excluding share-based compensation, depreciation and amortization and impairment, restructuring and other operating items). Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income (loss), net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of OCF to operating income (loss) is presented on page 9.

(7)	Property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing and capital lease arrangements.

(8)
Homes Passed are homes and residential multiple dwelling units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count Homes Passed relating to networks that we do not own and operate (commonly referred to as partner networks, or Off-Net).

(9)	Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet and telephony services.

(10)
A Television Subscriber is a home or residential multiple dwelling unit that receives our television service over our broadband network. Substantially all of our Television Subscribers receive our service via a digital television signal. Our Television Subscriber base includes customers who pay a monthly fee for the television subscription or TiVo box functionality they receive (Paying TV customers), as well as those that have paid an initial fee to receive a Virgin Media set-top box together with internet and telephony subscriptions who do not pay an incremental recurring fee for our television service. Paying TV customers made up 89% of our Television Subscriber base as of March 31, 2014.

(11)
An Internet Subscriber is a home or residential multiple dwelling unit that receives internet services over our broadband network. Our Internet Subscribers exclude 120,400 ADSL subscribers that are not serviced over our network (non-cable internet subscribers).

(12)
A Telephony Subscriber is a home or residential multiple dwelling unit that receives voice services over our broadband network. Telephony Subscribers exclude Mobile Subscribers. Telephony Subscribers exclude 83,600 subscribers that are not serviced over our network (non-cable telephony subscribers).

(13)
Average Monthly Revenue per Customer Relationship refers to the average monthly cable subscription revenue per average Customer Relationship, and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees, interconnect and mobile services revenue) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period.

(14)
Quad-play penetration represents the number of customers who subscribe to each of our four primary services, television, internet, fixed-line telephony and mobile telephony, divided by customer relationships. Due to the nature of the prepaid mobile business, we do not have information available to identify all of our prepaid customers. Therefore, quad-play customers only include those postpaid and prepaid mobile customers for which we have sufficient information to match these customers with the service address for a premise that receives our cable television, internet and fixed-line telephony services.

(15)
Postpaid Mobile Subscribers represent the number of SIM cards relating to either a mobile service or a mobile broadband contract. Postpaid Mobile Subscribers are considered active if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(16)	Prepaid Mobile Subscribers are considered active if they have made an outbound call or text in the preceding 30 days.

(17)
Our Average Monthly Revenue per Mobile Subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers and is calculated by dividing the average monthly mobile subscription revenue (excluding activation, handset fees and late fees) for the indicated period by the average of the opening and closing balances of total mobile subscribers in service for the period. The Average Revenue per Mobile Subscriber calculation that includes interconnect revenue increases the numerator in the above described calculation by the amount of interconnect revenue attributable to our mobile subscribers during the period. Mobile interconnect revenue utilized in the ARPU per Mobile Subscriber calculation consists of the following amounts for the respective periods (£ in millions):

	Q1	Q4	Q3	Q2	Q1
	2014	2013	2013	2013	2013
Interconnect	20.1	20.7	20.0	20.2	23.9

(18)
Annualized Customer Churn represents the rate at which customers relinquish their subscriptions, expressed as a percentage of average subscribers and is calculated by dividing the number of disconnects during the indicated period by the average customer relationships for the period, multiplied by four. Average customer relationships for the period are calculated by taking the average of the opening and closing balances of the customer relationships for each month in the period. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(19)
Net debt is defined as total debt including capital lease obligations less cash and cash equivalents. Net debt is not a defined term under US GAAP and may not therefore be comparable with other similarly titled measures reported by other companies.

(20)	Our covenant calculations are based on the last two quarterly accounting periods annualized.

(21)
Our fully swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue discounts and commitment fees, but excluding the impact of financing costs.